UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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MASIMO CORPORATION

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On July 2, 2024, Masimo Corporation (“Masimo” or the “Company”) issued the following press release in connection with Masimo’s 2024 Annual Meeting of Stockholders:

Masimo Provides Facts, Exposes False Narratives in Response to Latest Politan Fictions

IRVINE, Calif.—July 2, 2024 – Masimo Corporation (“Masimo” or the “Company”) (NASDAQ: MASI) today issued the following statement to address what Masimo strongly believes is Politan’s campaign of deception and distraction to deflect attention from its own failures and its nominees’ shortcomings.

The Company urges investors to choose Masimo’s commitment to transparency and value creation over what it believes are Politan’s fabrications and deflections by voting FOR Masimo nominees Joe Kiani and Christopher Chavez on the GOLD card.

Included below are examples of quotes and assertions by Politan that Masimo strongly believes are false and misleading, set against Masimo’s explanation of the true facts and clear explanations. For more information on why the Company believes Politan should not be rewarded with votes for its candidates when it is providing stockholders with inaccurate, incomplete and misleading information in an effort to gain control of Masimo, please visit www.ProtectMasimosFuture.com.

“A lie gets halfway around the world before the truth has got its boots on”

In a desperate attempt to divert shareholders’ attention from the absence of a clear plan, we believe that Politan continues to misdirect to cover up their own failures.

1.	Politan Fiction: Politan’s nominees are “unquestionably qualified and independent” and had “no prior relationship with Politan” and were “found via nationally recognized, third-party search firm”.

MISDIRECTION: Politan is attempting to shift the focus away from Masimo’s independent and highly experienced directors. Except for the Politan Board members, Masimo’s Board has deep and relevant expertise, having led numerous public companies – as CEOs and directors.

FACTS: Mr. Jellison owes his board position with Anika Therapeutics (a company with a market cap well under $400 million) to an activist. He was appointed to the board of Anika in May 2024 through a settlement with activist Caligan Partners. Caligan Partners shares the same attorney as Politan.1 Mr. Jellison also has a history of questionable financial investments, including a large investment in Saddle River Advisors, which turned out to be a Ponzi scheme, undermining his credibility as a “financial expert”.2

Dr. Solomon’s technical expertise (Chemistry) is not relevant to Masimo and she does not meet the director search specification that Masimo’s Nominating Committee – which includes Politan’s Michelle Brennan – agreed on. Politan hand-picked Ms. Solomon and Mr. Jellison and is paying them $50,000 each to run as Politan’s nominees, with another $50,000 due if they are elected or appointed to Masimo’s Board.3

POLITAN’S FAILURE: Even Politan concedes it has not nominated truly independent directors and its nominees will vote as a bloc, telling shareholders that a “split vote would create a deadlocked board that cannot affirmatively act.”

[1]	https://www.srz.com/en/people/ele-klein (see “Representations”)
[2]	https://www.sec.gov/enforcement-litigation/litigation-releases/lr-23501
[3]	Politan’s 2024 Definitive Proxy Statement, page 18

2.	Politan Fiction: “Mr. Kiani is pursuing the transaction today with a single counterparty and no actual Board oversight” and the transaction “raises the exact same IP concerns and similar related party concerns the Special Committee objected to”.

MISDIRECTION: Politan is diverting attention from the fact Mr. Koffey failed to deliver any value-creating solution for the Consumer separation as Chair of the Special Committee.

FACTS: Mr. Kiani is not pursuing any transaction without Board oversight. The full Board is overseeing and will approve any transaction following a sound process that was outlined and agreed to at the April 30, 2024 Board meeting.

The IP framework Masimo proposed to the potential JV partner matches what Mr. Koffey proposed to Mr. Kiani as Chair of the Special Committee. In summary, Masimo would license certain IP to the JV for use solely within the consumer field. The license would not extend to the professional healthcare field. As Politan is aware, the Board has agreed that an independent third party will review the IP allocation proposed by the company’s IP counsel.

The Special Committee also did not object to “related party concerns,” as Politan claims. The Special Committee was set up specifically to deal with the related party issues inherent in the terms agreed by Mr. Koffey and Mr. Kiani in January.4

POLITAN’S FAILURE: Mr. Koffey not only failed as Chair of the Special Committee, but we believe his behavior resulted in the resignation of former director Rolf Classon from the Committee, leading to its subsequent dissolution.

3.	Politan Fiction: “Cercacor was the last time Mr. Kiani oversaw a separation” and “Mr. Kiani has done this before, with Cercacor”

MISDIRECTION: Politan is once again ignoring the fact that Mr. Koffey failed to find any viable options for the Consumer separation and has no plan to generate shareholder value.

FACTS: The separation of Masimo and Cercacor was completed in 1998, nearly a decade before Masimo went public, and was fully disclosed in the S-1 and subsequent materials. In 1996, Masimo was considering going public and one of its new investors who had visitation rights to Board meetings proposed a separation because he and other investors were not attributing any value to Masimo’s noninvasive blood constituent monitoring technology (released several years later as rainbow) as it had not yet produced revenue and required significant R&D investments. Mr. Kiani initially opposed the separation, but in 1998 relented. The separation agreement was fully disclosed and approved by Masimo’s shareholders (mostly Venture Capitalists) at the time. Mr. Kiani’s ownership share in both companies was the same, as were those of the other shareholders.

POLITAN’S FAILURE: Nothing about the Cercacor transaction, which was completed more than 20 years ago, had any bearing on Mr. Koffey’s inability to deliver the simple objectives of the Special Committee.

[4]	Masimo’s June 20, 2024 Press Release entitled “Masimo Provides Facts in Response to Politan’s False Narrative”, point #16,https://investor.masimo.com/news/news-details/2024/Masimo-Provides-Facts-in-Response-to-Politans-False-Narrative/default.aspx

4.	Politan Fiction: “No information on R&D, COGS, or SG&A beyond public disclosures” which Politan claims justifies the Politan directors’ refusal to sign the Masimo’s Form 10-K and approve earnings releases

MISDIRECTION: Politan is simply fabricating excuses to mask their failures on the Board.

FACTS: Politan’s false claims regarding the directors’ access to information were addressed in Masimo’s previous press releases dated April 1 and June 20, 2024. As explained in those releases, in addition to the thousands of pages of documents management delivered during onboarding, Masimo’s CFO Micah Young provided a detailed presentation to the full Board on October 31, 2023. He presented the management plan for 2024 and a long-range plan through 2033. He included a breakdown of each business (professional healthcare, consumer health and consumer audio), including revenue by major product line, cost of goods sold, gross profit, R&D expenses, SG&A expenses, operating income, adjusted EBITDA, working capital and capital expenditures for each business. He followed up by emailing this detailed information—which goes well beyond what is disclosed publicly—to Mr. Koffey. The email and attachment that Mr. Young sent to Mr. Koffey dated October 31, 2023, is available here: https://protectmasimosfuture.com/plan-email/ (the data in the spreadsheet is confidential and has been removed).

POLITAN’S FAILURE: Despite having requested an exorbitant number of documents, and having received those documents, the Politan directors were still unable to fulfill even the most basic director duties like signing the Form 10-K and approving quarterly reports. Indeed, it appears to us that Mr. Koffey was only issuing these document requests in furtherance of Politan’s proxy contest to take control of Masimo.

5.	Politan Fiction: “Corporate Jet Travel Appears Overwhelmingly for Personal Use, Even During Periods of Crisis for Company”

MISDIRECTION: Politan is diverting attention from the fact that it doesn’t understand the business or the industry in which we operate.

FACTS: Mr. Kiani’s corporate jet travel is overwhelmingly for business use, and Mr. Kiani pays for his personal use.

Politan wrongly characterizes a number of business trips as vacations. For example, Mr. Kiani’s trip to Anguilla was for Masimo’s CEO Summit, which is an award trip held annually for the top performing Masimo sales representatives. In July 2023, Mr. Kiani met with several customers in Spain, including a senior representative of the Andalusian Health Service to discuss Masimo technologies, including the telemonitoring technologies that we recently received significant orders for in Spain.

Mr. Kiani offered to buy the aircraft at the outset, but Masimo’s advisors determined it would be preferable for Masimo for the company to own it. Mr. Kiani has told the Board he is still willing to buy the aircraft at fair market value if the Board prefers.

POLITAN’S FAILURE: In 12 months on the Board, including numerous executive sessions and audit committee meetings without Mr. Kiani present, Mr. Koffey never once raised Mr. Kiani’s use of the corporate jet as an issue, when it could be evaluated by the other independent directors. It appears to us he is only raising it now to support Politan’s efforts to take control of Masimo and distract from their failure to have a plan or viable CEO candidate.

6.	Politan Assertion: “CEO has lowest employee approval rating of any peer, evidencing beleaguered employee culture”

MISDIRECTION: Politan is shifting the focus from their unqualified CEO replacement, Michelle Brennan.

FACTS: Mr. Kiani has strong support among current employees. Masimo was certified as a Great Place to Work for 2020-2021 and 2021-2022 and was one of Fortune’s Best Workplaces in Manufacturing and Production for 2021, both of which are based on employee surveys including questions about the CEO and senior management. More than 300 Masimo engineers and sales leaders have publicly expressed their support for Mr. Kiani.5

POLITAN’S FAILURE: Politan’s stop-gap measure, appointing Ms. Brennan, is farcical: she has no CEO experience, no ability to oversee a large complex company, and failed to deliver any options for the Consumer separation while on the Special Committee.

7.	Politan Assertion: The Board was not timely notified of the DOJ and SEC subpoenas

MISDIRECTION: Politan is attempting to turn the focus away from their inexperience in the Boardroom.

FACTS: Masimo received the first DOJ subpoena relating to its Rad-G and Rad-97 devices on February 21, 2024. Management forwarded the subpoena to the Board the same day. The second DOJ subpoena also related to the Rad-G and Rad-97 devices and both subpoenas were discussed with the Board at the next regularly scheduled Board meeting. The allegations at issue in the SEC subpoena were raised with and had already been investigated by the Audit Committee, Internal Audit, and external auditors in 2023.

POLITAN’S FAILURE: Despite having been provided an exorbitant amount of information both by at request and in the Board’s proper functioning, Mr. Koffey continues to fail in even his most basic duties as a director: to engage with the other independent directors in good faith for the benefit of Masimo’s stockholders.

8.	Masimo Foundation invested in Mr. Chavez’s Company

MISDIRECTION: Politan is trying to shift attention away from Mr. Chavez’s strong qualifications.

FACTS: Mr. Chavez does not benefit from – and was indeed until recently was unaware of – the Foundation’s investment. Mr. Chavez was CEO of Trivascular, which was acquired by Endologix in February 2016. As part of the merger agreement, Mr. Chavez was appointed to the board of directors of Endologix but only served on the board for two years. Endologix was a public company and Masimo Foundation purchased Endologix stock in the open market. Endologix had its headquarters near Masimo and Mr. Kiani had been introduced to the company years before Mr. Chavez joined its board. Many investment fund bus trips visited both companies and Endologix was often discussed as a growing device company, bringing it to the attention of Masimo Foundation. Mr. Chavez was not aware that Masimo Foundation had bought Endologix stock until Politan filed its presentation on June 26, 2024.

POLITAN’S FAILURE: Politan appears to be uninterested in meaningful director independence. Its opposition to Mr. Chavez, like its selection criteria for its own nominees, appears to be rooted in Politan’s lack of any understanding of what Masimo does, how the medical device industry operates, and where the future lies. In our view, Politan equates independence with loyalty to Politan.

Don’t be fooled by Politan’s numerous fictions and attempts at misdirection. Don’t put the value of your investment in Masimo at risk.

[5]	https://protectmasimosfuture.com/materials-faqs/

Vote FOR Joe Kiani and Chris Chavez on the GOLD Card

About Masimo

Masimo (NASDAQ: MASI) is a global medical technology company that develops and produces a wide array of industry-leading monitoring technologies, including innovative measurements, sensors, patient monitors, and automation and connectivity solutions. In addition, Masimo Consumer Audio is home to eight legendary audio brands, including Bowers & Wilkins, Denon, Marantz, and Polk Audio. Our mission is to improve life, improve patient outcomes, and reduce the cost of care. Masimo SET® Measure-through Motion and Low Perfusion™ pulse oximetry, introduced in 1995, has been shown in over 100 independent and objective studies to outperform other pulse oximetry technologies.1 Masimo SET® has also been shown to help clinicians reduce severe retinopathy of prematurity in neonates,2 improve CCHD screening in newborns3 and, when used for continuous monitoring with Masimo Patient SafetyNet™ in post-surgical wards, reduce rapid response team activations, ICU transfers, and costs.4-7 Masimo SET® is estimated to be used on more than 200 million patients in leading hospitals and other healthcare settings around the world,8 and is the primary pulse oximetry at 9 of the top 10 hospitals as ranked in the 2022-23 U.S. News and World Report Best Hospitals Honor Roll.9 In 2005, Masimo introduced rainbow® Pulse CO-Oximetry technology, allowing noninvasive and continuous monitoring of blood constituents that previously could only be measured invasively, including total hemoglobin (SpHb®), oxygen content (SpOC™), carboxyhemoglobin (SpCO®), methemoglobin (SpMet®), Pleth Variability Index (PVi®), RPVi™ (rainbow® PVi), and Oxygen Reserve Index (ORi™). In 2013, Masimo introduced the Root® Patient Monitoring and Connectivity Platform, built from the ground up to be as flexible and expandable as possible to facilitate the addition of other Masimo and third-party monitoring technologies; key Masimo additions include Next Generation SedLine® Brain Function Monitoring, O3® Regional Oximetry, and ISA™ Capnography with NomoLine® sampling lines. Masimo’s family of continuous and spot-check monitoring Pulse CO-Oximeters® includes devices designed for use in a variety of clinical and non-clinical scenarios, including tetherless, wearable technology, such as Radius-7®, Radius PPG®, and Radius VSM™, portable devices like Rad-67®, fingertip pulse oximeters like MightySat® Rx, and devices available for use both in the hospital and at home, such as Rad-97® and the Masimo W1® medical watch. Masimo hospital and home automation and connectivity solutions are centered around the Masimo Hospital Automation™ platform, and include Iris® Gateway, iSirona™, Patient SafetyNet, Replica®, Halo ION®, UniView®, UniView :60™, and Masimo SafetyNet®. Its growing portfolio of health and wellness solutions includes Radius Tº®, Masimo W1 Sport, and Masimo Stork™. Additional information about Masimo and its products may be found at www.masimo.com. Published clinical studies on Masimo products can be found at www.masimo.com/evidence/featured-studies/feature/.

RPVi has not received FDA 510(k) clearance and is not available for sale in the United States. The use of the trademark Patient SafetyNet is under license from University HealthSystem Consortium.

References

1.	Published clinical studies on pulse oximetry and the benefits of Masimo SET® can be found on our website at http://www.masimo.com. Comparative studies include independent and objective studies which are comprised of abstracts presented at scientific meetings and peer-reviewed journal articles.

2.	Castillo A et al. Prevention of Retinopathy of Prematurity in Preterm Infants through Changes in Clinical Practice and SpO2 Technology. Acta Paediatr. 2011 Feb;100(2):188-92.

3.	de-Wahl Granelli A et al. Impact of pulse oximetry screening on the detection of duct dependent congenital heart disease: a Swedish prospective screening study in 39,821 newborns. BMJ. 2009;Jan 8;338.

4.	Taenzer A et al. Impact of pulse oximetry surveillance on rescue events and intensive care unit transfers: a before-and-after concurrence study. Anesthesiology. 2010:112(2):282-287.

5.	Taenzer A et al. Postoperative Monitoring – The Dartmouth Experience. Anesthesia Patient Safety Foundation Newsletter. Spring-Summer 2012.

6.	McGrath S et al. Surveillance Monitoring Management for General Care Units: Strategy, Design, and Implementation. The Joint Commission Journal on Quality and Patient Safety. 2016 Jul;42(7):293-302.

7.	McGrath S et al. Inpatient Respiratory Arrest Associated With Sedative and Analgesic Medications: Impact of Continuous Monitoring on Patient Mortality and Severe Morbidity. J Patient Saf. 2020 14 Mar. DOI: 10.1097/PTS.0000000000000696.

8.	Estimate: Masimo data on file.

9.	http://health.usnews.com/health-care/best-hospitals/articles/best-hospitals-honor-roll-and-overview.

Forward-Looking Statements

This press release includes forward-looking statements as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, in connection with the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, statements regarding the 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”) of Masimo and the potential stockholder approval of the Board’s nominees and the proposed separation of Masimo’s consumer business. These forward-looking statements are based on current expectations about future events affecting Masimo and are subject to risks and uncertainties, all of which are difficult to predict and many of which are beyond Masimo’s control and could cause its actual results to differ materially and adversely from those expressed in its forward-looking statements as a result of various risk factors, including, but not limited to (i) uncertainties regarding a potential separation of Masimo’s consumer business, (ii) uncertainties regarding future actions that may be taken by Politan in furtherance of its nomination of director candidates for election at the 2024 Annual Meeting, (iii) the potential cost and management distraction attendant to Politan’s nomination of director nominees at the 2024 Annual Meeting and (iv) factors discussed in the “Risk Factors” section of Masimo’s most recent periodic reports filed with the Securities and Exchange Commission (“SEC”), which may be obtained for free at the SEC’s website at www.sec.gov. Although Masimo believes that the expectations reflected in its forward-looking statements are reasonable, the Company does not know whether its expectations will prove correct. All forward-looking statements included in this press release are expressly qualified in their entirety by the foregoing cautionary statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Masimo does not undertake any obligation to update, amend or clarify these statements or the “Risk Factors” contained in the Company’s most recent reports filed with the SEC, whether as a result of new information, future events or otherwise, except as may be required under the applicable securities laws.

Additional Information Regarding the 2024 Annual Meeting of Stockholders and Where to Find It

The Company has filed a definitive proxy statement containing a form of GOLD proxy card with the SEC in connection with its solicitation of proxies for its 2024 Annual Meeting. THE COMPANY’S STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT (AND ANY AMENDMENTS AND SUPPLEMENTS THERETO) AND ACCOMPANYING GOLD PROXY CARD AS THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain the proxy statement, any amendments or supplements to the proxy statement and other documents as and when filed by the Company with the SEC without charge from the SEC’s website at www.sec.gov.

Certain Information Regarding Participants

The Company, its directors and certain of its executive officers and employees may be deemed to be participants in connection with the solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at the 2024 Annual Meeting. Information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors and executive officers in the Company is included in the Company’s definitive proxy statement for the 2024 Annual Meeting (the “2024 Proxy Statement”), which can be found through the SEC’s website at https://www.sec.gov/ix?doc=/Archives/edgar/data/0000937556/000121390024053125/ea0206756-05.htm. Changes to the direct or indirect interests of Masimo’s securities by directors and executive officers are set forth in SEC filings on a Statement of Change in Ownership on Form 4 filed with the SEC on June 28, 2024, which can be found through the SEC’s website at https://www.sec.gov/Archives/edgar/data/937556/000093755624000053/xslF345X05/wk-form4_1719606794.xml. Any other changes to the 2024 Proxy Statement may be found in any amendments or supplements to the 2024 Proxy Statement and other documents as and when filed by the Company with the SEC, which can be found through the SEC’s website at www.sec.gov.

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Investor Contact: Eli Kammerman	Media Contact: Evan Lamb
(949) 297-7077	(949) 396-3376
ekammerman@masimo.com	elamb@masimo.com